March 8, 2004

Richard M. Hall

Sole Member/Stockholder

Crazy Grazer LLC & Hall Communications, Inc.

6600 Amelia Earhart Court

Las Vegas, Nevada 89119

RE: Acquisition of Crazy Grazer and Hall Communications

Dear Mr. Hall:

This binding letter of intent ("LOI") outlines the proposal by which Left Right Marketing Technology, Inc., a Delaware corporation ("LRMK") desires to acquire from you 100% of the membership interests in Crazy Grazer LLC, a Nevada limited liability company ("CrazyGrazer") and 100% of the shares of Hall Communications, Inc., a Nevada corporation ("HallComm").

The Acquisitions would be structured as reverse tri-party mergers, whereby CrazyGrazer and HallComm would be merged into wholly owned subsidiaries of LRMK and the separate corporate existence of the subsidiaries would cease. CrazyGrazer and HallComm would become wholly owned subsidiaries of LRMK. LRMK will issue you shares of Series A Convertible Preferred Stock ("Series A Preferred") in exchange for 100% of the issued and outstanding membership interests of CrazyGrazer and 100% of the issued and outstanding shares of HallComm (collectively the "Shares").

This LOI confirms the parties intentions to engage in exclusive negotiations toward formal definitive merger agreements. If accepted by you, CrazyGrazer and HallComm, this letter will constitute an expression of the parties mutual intention to consummate the transactions on the terms and subject to the conditions described below.

LRMK is a US development stage company currently seeking to build the world's most brand-centric, customer-friendly online shopping mall experienceand. LRMK has no material operations. LRMK's common stock has been registered under Section 12(g) of the Securities Exchange Act of 1934 ("Exchange Act") and is listed for trading on the National Association of Securities Dealers ("NASD") Over-the-Counter Bulletin Board ("OTC:BB") under the symbol "LRMK".

CrazyGrazer is in the process of building the world's most customer-friendly, brand-centric online shopping mall, where customers can buy virtually anything they are looking for, in an environment that delivers a buying experience consistent with their favorite mall or specialty store.

HallComm is a full-service marketing and advertising firm offering integrated communications solutions via core disciplinary strengths, through industry specialties and its subsidiary companies (Style Wise Interactive LLC, a Nevada limited liability company and DSLV/Lawlor Advertising, Inc., a California corporation).

This LOI is intended to constitute a legally binding agreement between the parties. While the parties anticipate that all of the terms and conditions will be fully set forth in the formal definitive merger agreements, the parties confirm their mutual agreement to be as follows:

  Parties; Structure. The transactions will take the form of statutory tri-party reverse triangular mergers (the "Mergers").

  CrazyGrazer Merger. The CrazyGrazer merger shall be by and among LRMK, Left Right Marketing & Technology, Inc., a Nevada corporation and wholly owned subsidiary of LRMK ("LEFT RIGHT NEVADA") and CrazyGrazer. At the Effective Time and upon the terms and subject to the conditions of the Merger Agreement, CrazyGrazer will be merged with LEFT RIGHT NEVADA, whereby LEFT RIGHT NEVADA will cease to exist and CrazyGrazer shall remain as the surviving corporation and will operate as a new wholly owned subsidiary of LRMK.

  HallComm Merger. The HallComm merger shall be by and among LRMK, [HC Acquisition Corp.], a to be formed Nevada corporation and wholly owned subsidiary of LRMK ("HC SUB") and HallComm. At the Effective Time and upon the terms and subject to the conditions of the Merger Agreement, HallComm will be merged with HC SUB, whereby HC SUB will cease to exist and HallComm shall remain as the surviving corporation and will operate as a new wholly owned subsidiary of LRMK.

  Consideration; Stock Issuance. LRMK will issue collectively Five Million (5,000,000) shares of Series A Preferred to you in exchange for 100% of the Shares. The shares of Series A Preferred shall be convertible into shares of LRMK's common stock based upon certain milestones achieved by CrazyGrazer and HallComm following completion of the Mergers. The actual milestones and conversion ratios shall be set forth in the Merger Agreements.

  Merger: Preparation of Merger Agreement. The parties would proceed in good faith to negotiate the terms of mutually acceptable merger agreements (the "Merger Agreements") containing such covenants, representations, warranties and conditions as are customary in transactions of this type, but including the matters described herein. The parties will use their best efforts to complete the Merger Agreements and have the Merger Agreements approved by the parties Board of Directors by March 31, 2004. Closing of the Mergers is anticipated to be on or before April 30, 2004.

  Tax Consequences. The HallComm Merger will be structured for Federal income tax purposes to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

  Audited Financial Statements. CrazyGrazer and HallComm will have their financial statements audited, prepared in accordance with GAAP and Item 310(c) of Regulation S-B, prior to closing of the Mergers.

  Due Diligence. LRMK and its attorneys, accountants and other representatives have had and will continue to have full access to the books, records and technology of CrazyGrazer and HallComm to complete its due diligence investigation of CrazyGrazer and HallComm and their respective technologies and assets before execution of the Merger Agreements.

  Representations and Warranties. The Merger Agreements would contain such representations and warranties with respect to the business, property and financial conditions of CrazyGrazer and HallComm as may reasonably be required by LRMK. In turn, LRMK would provide CrazyGrazer and HallComm with certain representations and warranties to the business, property and financial condition of LRMK as may reasonably be required by CrazyGrazer and HallComm. These representations and warranties by each of LRMK, CrazyGrazer and HallComm would include, without limitation, matters such as the following:

As to CrazyGrazer:

  CrazyGrazer is duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business; and all of the outstanding membership interests of CrazyGrazer are duly authorized and validly issued, fully paid and nonassessable.

  CrazyGrazer has good and marketable title to all of its assets, and title is valid and proper.

  The audited financial statements of CrazyGrazer from inception, are true, correct and complete.

As to HallComm:

  HallComm is duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business; and all of the outstanding shares of HallComm are duly authorized and validly issued, fully paid and nonassessable.

  HallComm has good and marketable title to all of its assets, and title is valid and proper.

  HallComm will be at the time of closing the sole stockholder of all of its subsidiaries (namely Style Wise and DSLV/Lawlor).

  The audited financial statements of HallComm, are true, correct and complete.

As to LRMK:

  LRMK is duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business.

  LRMK has good and marketable title to all of its assets, and title is valid and proper.

  The audited financial statements of LRMK as of and for the year ended December 31, 2003, are true, and correct.

  Issuance of Series A Preferred. The shares of Series A Preferred issued in the Mergers will be issued in reliance on certain exemptions from registration provided by the Securities Act of 1933 and are not intended to be registered with the Securities and Exchange Commission.

  Stockholder/Member Approval. The Mergers will be subject to approval by you: as CrazyGrazer's sole member and HallComm's sole stockholder; and by LRMK as LEFT RIGHT NEVADA's sole stockholder and HC SUB's sole stockholder. The approval of LRMK's stockholder's is not required under current Delaware law as LRMK will not be a constituent corporation in the Mergers.

  Conditions. The Merger Agreements will provide that the obligations of the respective parties to complete the Merger would be subject to the following conditions together with such other conditions as may reasonably be required by each party:

Conditions Prior to CrazyGrazer Closing:

  The Board of Directors of LRMK and LEFT RIGHT NEVADA shall have approved the Merger.

  There shall have been no material adverse change in the financial condition, earnings or prospects of LRMK.

  CrazyGrazer shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the Merger.

  LEFT RIGHT NEVADA's stockholder shall have approved the Merger.

Conditions Prior to HallComm Closing:

  The Board of Directors of LRMK and HC SUB shall have approved the Merger.

  There shall have been no material adverse change in the financial condition, earnings or prospects of LRMK.

  HallComm shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the Merger.

  HC SUB's stockholder shall have approved the Merger.

Conditions Prior to LRMK Closing:

  The Board of Directors of CrazyGrazer and HallComm shall have approved the Mergers.

  There shall have been no material adverse change in the financial condition, earnings or prospects of CrazyGrazer or HallComm.

  LRMK shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the Mergers.

  CrazyGrazer's member shall have approved the Merger.

  HallComm's stockholder shall have approved the Merger.

  Press Releases. The Parties will consult with each other prior to issuing any press release or other public statement regarding the proposed transaction. It is strictly understood by the Parties that the information contained herein is confidential in nature and that no such public disclosure shall be made by any party until such time as all parties agree as to the contents of such public disclosure.

  Disclosure. LRMK, LEFT RIGHT NEVADA, HC SUB, CrazyGrazer and HallComm agree to take all reasonable precautions to prevent any trading in LRMK securities by their respective officers, directors, employees, affiliates, agents or others having knowledge of the proposed Mergers until the proposed Mergers have been closed or terminated. The parties understand and agree that until a press release is issued, if ever, or other public disclosure has been made by LRMK, none of the parties will disclose the fact that these negotiations are taking place, except to professional advisors and to employees of LRMK, LEFT RIGHT NEVADA, HC SUB, CrazyGrazer and HallComm on a need-to know basis.

  Continuation of Business. From the date of this letter of intent until the expiration of the Exclusive Period, CrazyGrazer and HallComm will continue to operate their respective businesses in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course, including any transaction or commitment greater than $100,000, any declaration of dividends, grants of new stock options or issuance of new Shares or rights thereto without first notifying LRMK, LEFT RIGHT NEVADA and HC SUB.

  Exclusive Negotiations. Both CrazyGrazer and HallComm agree that from the date of this letter and until such time as the Mergers shall have been consummated or the parties shall have agreed to terminate the negotiations of these transactions, they will not permit any of their agents or representatives to, solicit, initiate or encourage inquiries or proposals, or provide any information or participate in any negotiations leading to any proposal concerning any acquisition or purchase of all or any substantial portion of the assets or shares of CrazyGrazer and/or HallComm or any merger or consolidation of CrazyGrazer and/or HallComm with any third party.

  Expenses. Whether or not the parties enter into the Definitive Agreements, all costs and expenses incurred in connection with this Letter of Intent and the proposed Mergers shall be paid by the party incurring such costs. If for any reason the transaction is not consummated, none of the parties will have any claim against the others with respect to such expenses.

  Effect of This LOI. This LOI is intended as a binding contract between the parties. It shall be mutually enforceable by each party against the other.

  Counterparts. This LOI may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Remedies. In the event of a breach of this letter agreement by any of the parties, the other parties may be entitled to any remedy for such breach available at law or equity.

(Balance of This Page Intentionally Left Blank)

Please indicate your agreement to and acceptance of this letter of intent by signing and returning the enclosed copy of this letter to the undersigned before 5:00 pm Pacific Standard Time on March 9, 2004. This offer will expire if not accepted prior to that time.

Very truly yours,

Mark Newburg, Chief Operating Officer

LRMK:

Left Right Marketing Technology, Inc.,

a Delaware corporation

Agreed and accepted as of March 8, 2004

CrazyGrazer:

Crazy Grazer LLC,

a Nevada limited liability company

By:

Eugene "Rock" Newman, CEO/President

HallComm:

Hall Communications, Inc.

a Nevada corporation

By:

Richard M. "Mick" Hall, President

As Sole Member of CrazyGrazer and

Sole Stockholder of HallComm

Richard M. "Mick" Hall